Exhibit 5.2

400 West Capitol Avenue Suite 2000 Little Rock, Arkansas 72201-3522 www.FridayFirm.com

July 15, 2014

EV Acquisition, Inc.

251 O’Connor Ridge Blvd.

Suite 300

Irving, Texas 75038

Terra Renewal Services, Inc.

251 O’Connor Ridge Blvd.

Suite 300

Irving, Texas 75038

Re:	Arkansas Local Counsel Opinion regarding Arkansas Subsidiary Guarantors in Exchange Offering of $500,000,000 Principal Amount of 5.375% Senior Notes due 2022

Ladies and Gentlemen:

We have acted as special local Arkansas counsel to EV Acquisition, Inc., an Arkansas corporation, and Terra Renewal Services, Inc., an Arkansas corporation (collectively, the “Arkansas Guarantors” and each an “Arkansas Guarantor”) in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (as amended, the “Registration Statement”), with respect to $500,000,000 aggregate principal amount of 5.375% Senior Notes due 2022 (the “Exchange Notes”) of Darling Ingredients Inc. (the “Company”). The Exchange Notes will be offered in exchange for like principal amount of the Company’s outstanding unregistered 5.375% Senior Notes due 2022 (the “Restricted Notes”) pursuant to the Registration Rights Agreement, dated as of January 2, 2014 (as supplemented by the Joinder to the Registration Rights Agreement dated January 8, 2014, the “Registration Rights Agreement”), by and among the Company, certain guarantors as affiliates of the Company (the “Subsidiary Guarantors”) and the initial purchasers named therein. The Registration Rights Agreement was executed in connection with the private placement of the Restricted Notes. The Restricted Notes were, and the Exchange Notes will be, issued pursuant to the Senior Notes Indenture, dated as of January 2, 2014 (the “Original Indenture”) among the Company, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Supplemental Indentures dated as of January 8, 2014 and April 4, 2014 (together with the Original Indenture, collectively the “Indenture”). The Exchange Notes will be unconditionally guaranteed on a senior basis by the Arkansas Guarantors (the “Arkansas Guarantee”) (and the other Subsidiary Guarantors) pursuant to guarantees contained in the Indenture.

In so acting we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement; (ii) the prospectus, which forms a part of the Registration Statement; (iii) the Indenture; (iv) the Registration Rights Agreement; and (v) such corporate records of the Arkansas Guarantors and such certificates or comparable documents of public officials and of officers and representatives of the Arkansas Guarantors or the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. Our examination of the Registration Statement (including the prospectus which forms a part thereof), the Indenture and the Registration Rights Agreement has been limited solely to matters relating to the Arkansas Guarantee. We have made no investigation or evaluation of the financial condition of the Company or any Subsidiary Guarantors (including the Arkansas Guarantors) or as to the validity or accuracy of any statements, disclosures (or any failure to disclose), certificates or representations of the Company or any Subsidiary Guarantors (including the Arkansas Guarantors) contained in any of the reviewed documents, and we are not opining on such matters.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Arkansas Guarantors or the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.	Each Arkansas Guarantor is duly incorporated, validly existing and in good standing under the laws of the State of Arkansas, and has the corporate power to own or hold its respective properties and to conduct its respective businesses in which it is engaged.

2.	Each Arkansas Guarantor has the corporate power to execute and deliver the Arkansas Guarantee, and all necessary corporate action required by each Arkansas Guarantor for the due and proper authorization, execution and delivery of the Arkansas Guarantee has been undertaken.

3.	The Arkansas Guarantee (assuming due authentication and delivery of the Exchange Notes by the Trustee in accordance with the terms of the Indenture) will be validly executed and delivered by each Arkansas Guarantor.

The foregoing opinions are subject to the following exceptions and qualifications:

(a)

Our opinions are based upon the laws of the State of Arkansas, and we express no opinion as to the law or as to any matter which may be governed by the law of any other jurisdiction. To the extent that any of the matters discussed in this opinion purport to be governed by the laws of other states, we have assumed for purposes of this opinion that such matters would be governed by the laws of the State of Arkansas.

(b)	Any opinion expressed above with respect to validity, binding effect and enforceability are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)	We have no information nor have we made any inquiries with regard to the solvency of the Arkansas Guarantors and we express no opinion as to the possible effect of Section 548 of the Bankruptcy Code, 11 U.S.C. § 548, or of any fraudulent conveyance act in the State of Arkansas, or other similar provisions of law, upon the validity or enforceability of the Arkansas Guarantee or the transactions contemplated thereby, as to which we note a risk factor is provided in the Registration Statement.

(d)	The opinion set forth in paragraph 1 above as to the good standing of the Arkansas Guarantors is based solely upon the certificates of good standing issued by the Arkansas Secretary of State on May 29, 2014.

(e)	We understand that you are relying on the opinions of other counsel and your own due diligence with respect to compliance of the Company and Subsidiary Guarantors with the registration and filing requirements under applicable federal securities law or any rules or regulations promulgated by the Securities and Exchange Commission (“Federal Securities Law”), or exemptions therefrom. Except as expressly provided herein with respect to the corporate power and authority of the Arkansas Guarantors to execute and deliver the Arkansas Guarantee and with respect to the Reg. S-K Item 702 Disclosure we prepared for the Registration Statement, we express no opinion as to the validity, enforceability or accuracy of any provision in the Registration Statement, the Indenture, the Registration Rights Agreement or any other related transaction documents executed in connection therewith, nor do we express any opinion as to the compliance of the Company or Subsidiary Guarantors with any applicable registration and filing requirements or other matters under Federal Securities Law.

(f)	We express no opinion as to the compliance with (i) the laws or regulations of the State of Arkansas or (ii) any Federal Securities Law, of any resale, pledge or other transfer of the Restricted Notes or the Exchange Notes by purchasers thereof.

(g)	Our opinions set forth in this opinion letter are based upon the facts in existence and the laws in effect on the date hereof, and we expressly disclaim any obligation to update or supplement our opinions in response to changes in the law becoming effective hereafter or future events or circumstances affecting the transactions contemplated under the Indenture.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Legal Matters” in the Prospectus that is part of the Registration Statement. Except as set forth in the immediately preceding sentence, without our prior written permission, this letter may not be quoted in whole in part or otherwise referred to in any document and may not be furnished to any other person or entity. This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. Our opinions represent our reason and judgment as to certain matters of law based upon facts presented or presumed and are not and should not be considered or construed as a guarantee. The liability of FRIDAY, ELDREDGE & CLARK, LLP is limited as provided by Arkansas Code Annotated §§ 16-22-310 and 16-114-301, et seq.

Sincerely,

FRIDAY, ELDREDGE & CLARK, LLP